Exhibit 99.2

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of this 29th day of September, 2004 by and between Devcon International Corp, a Florida corporation (the “Company”), and Jan A. Norelid (the “Executive”).

Recitals

WHEREAS, the Executive has been employed by the Company pursuant to the terms of an Employment Agreement dated June 11, 2001 by and between the Company and the Executive (the “Employment Agreement”); and

WHEREAS, the Company and the Executive have mutually agreed that the Employment Agreement, and the Executive’s employment with the Company and its Affiliates (as defined below), shall terminate on January 1, 2005 (the “Termination Date”); and

WHEREAS, the Company and the Executive now wish to set forth in this Agreement all of their respective rights and obligations resulting from such termination of employment and the termination of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants between the parties, the sufficiency of which is hereby acknowledged, the Company and Executive hereby agree to the following Terms and Conditions:

Terms and Conditions

1. Recitals. All of the foregoing Recitals are true and correct and are incorporated as part of these Terms and Conditions.

2. Termination of Employment Agreement. The Company and the Executive each acknowledge and agree that the Executive’s employment with the Company and its Affiliates shall terminate as of the Termination Date, and that the Employment Agreement shall terminate and be of no further force and effect as of the Termination Date. For purposes of this Agreement, the term “Affiliate” includes all of the Company’s direct and indirect subsidiaries and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company.

3. Payments Under Employment Agreement. Through the Termination Date and subject to applicable employment and withholding taxes, Executive shall receive the payments to which he is entitled pursuant to the Employment Agreement, consisting of his Base Salary (as that term is defined in Section 3.1 of the Employment Agreement), payable at such time and in such manner as provided under the Employment Agreement; and an additional $5,000 for his service on the Company’s Executive Committee pursuant to Section 3.3 of the Employment Agreement, payable on January 7, 2005, for services rendered prior to the Termination Date. On January 7, 2005, the Executive shall also receive a bonus of $25,000 pursuant to Section 3.2 of his Employment Agreement for services rendered prior to the Termination Date. The Executive shall also be entitled to expense reimbursement and other benefits provided in Sections 4.1-4.4 through the Termination Date. As provided in Section 4.6 of the Employment Agreement and in accordance with Company policy, the Executive is entitled to take his remaining 12 days of vacation during 2004 and will have earned an additional 20 days of vacation as of the Termination Date. On January 7, 2005, the Executive shall be paid $692.31 for each of the newly-earned (but unused) 20 days of vacation and for each of the 12 days of vacation which Executive is entitled to use in 2004, but does not use by the Termination Date. To the extent the 12 days of vacation in 2004 is insufficient to find subsequent employment, the Company will, prior to the Termination Date, upon reasonable advance notice and at reasonable times, allow the Executive time to seek his subsequent employment, provided that such search does not unreasonably interfere with the performance of his duties hereunder.

4. Severance Benefits. In consideration for the termination of the Employment Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree that the Company shall provide the Executive with the following benefits (the “Severance Benefits”), in each case reduced by any applicable employment and withholding taxes:

(a) Payments During Severance Period. The Company shall pay to the Executive Severance Benefits which shall be payable as follows: (i) $6,923.08 on every date that the Company makes its normal payroll payments (consistent with past practice every two weeks, subject to weekends and holidays) from January 2, 2005 through January 1, 2007 (the “Severance Expiration Date”); less $692.31 from the last payment and (ii) on each of January 1, 2006 and January 1, 2007, an additional Severance Payment of $5,000.

(b) Continuation of Health Benefits and other Benefits. The Executive shall be entitled to continued coverage for himself and his family under the Company’s medical and dental insurance plan for a period of 18 months immediately following the Termination Date (the “COBRA Period”), if and to the extent that the Executive elects such continued coverage pursuant to COBRA. The Company shall reimburse the Executive for his actual premium expense with respect to maintaining the COBRA coverage (the “COBRA Expense”) during the COBRA Period. At the end of the COBRA Period, the Company shall pay the Executive an amount equal to (i) the COBRA Expense divided by (ii) three (the “COBRA Supplement”), which amount the Executive shall apply to the medical and dental insurance coverage he obtains for himself and his family. The Company’s obligation to pay such amounts shall terminate upon the Executive’s commencement of new employment and enrollment in his new employer’s plan, except to the extent that the new employer requires employees of similar status as Executive to pay medical and dental insurance premiums, in which case, the Company would reimburse the Executive for such premiums up to an amount equal to (i) the sum of the COBRA Expense and the COBRA Supplement divided by (ii) 24 minus the number of months that the Executive is reimbursed for either his COBRA Expense or COBRA Supplement. From the Termination Date until the Severance Expiration Date (the “Severance Period”), the Employee shall also be entitled to participate in all other benefit plans as he presently participates in at the Company, and to receive the car benefit he presently receives, subject to eligibility concerns. To the extent Executive is not eligible to receive any such benefit, he shall receive the cash equivalent of the current cost to the Company for providing such benefit as set forth on Exhibit A, which shall be payable on January 7, 2005 to the extent set forth on Exhibit A.

(c) Stock Options. The stock options granted to the Executive by the Company that are outstanding as of the Termination Date are listed on Exhibit B attached hereto (the “Options”). The Option Agreements evidencing the grants of each of those Options that has not yet vested shall be and hereby are amended to provide that each such Option shall vest and become immediately exercisable on the Termination Date. No other modifications shall be made to the Options.

(d) Certain Violations. The Executive’s violation of any of the provisions of the Employment Agreement through the Termination Date or of Sections 5, 7, 9, 10, 11, 12 or 13 hereof shall, in addition to any other remedy, result in a cessation of all Severance Benefits hereunder, provided, however, that if the Executive violates Section 5 by not providing consulting services to the Company when requested to do so, then on the date of such failure or refusal, instead of the cessation of all of

Executive’s Severance Benefits, Executive shall pay the Company, in such manner as the Company determines, including by way of offset pursuant to this Section 4(d), for each full or partial year remaining in the Severance Period an amount equal to the product of (i) $300 and (ii) the difference between (A) 50 and (B) the number of hours during each such full or partial year with respect to which the Executive has provided consulting services to the Company for no additional consideration pursuant to Section 5. In addition, for Executive to receive his Severance Benefits, he must execute a release in the form contained in Section 14(a) and deliver it to the Company upon the termination of his employment on the Termination Date. The Company may offset any amounts payable by the Company pursuant to Section 4 against any amounts payable by the Executive to the Company.

5. Consulting Services. In consideration for the Company’s entering into this Agreement, Executive agrees to perform up to 50 hours of services per year for no additional consideration, for each of the two years during the Severance Period, as a consultant and as from time to time may be designated by the CEO or President of the Company or their designees, taking into consideration the obligation of Executive to his then-current employer. If Executive provides services for the Company as requested under the foregoing parameters in excess of 50 hours per year, Executive shall be compensated for such services at the rate of $300.00 per hour. The parties specifically intend that Executive is to perform any such services as an independent contractor to the Company. Neither Executive nor any agent or employee of Executive shall be deemed to be the agent, employee, partner or joint venture of the Company. Nothing in this Agreement, or otherwise, creates or shall be construed to create the relationship of master and servant or employer and employee between the Company and Executive after the Termination Date. Executive acknowledges that from and after that date he will have absolutely no authority to represent, contract on behalf of, or obligate the Company.

From and after the Termination Date, Executive shall not be treated as an employee for federal tax purposes. No payroll or employment taxes of any kind shall be withheld or paid with respect to payments to Executive pursuant to this Section 5. The payroll or employment taxes that are subject of this provision include, but are not limited to FICA, FUTA, Federal Personal Income Tax, State Personal Income Tax, State Disability Insurance Tax, and State Unemployment Insurance Tax. Executive shall be responsible for payment of all federal withholding taxes, self-employment taxes and quarterly tax estimates after the Termination Date. No workers compensation insurance has been or will be obtained by the Company on account of Executive with respect to any amounts payable or as a result of services that may be provided by the Executive pursuant to this Section 5. Executive shall comply with all workers compensation laws with respect to Executive.

6. No Further Compensation. The Executive acknowledges and agrees that other than the compensation described in Section 3 under his Employment Agreement through the Termination Date and the Severance Benefits described in Section 4 above, no further compensation or benefits or other monies are owed to the Executive by the Company arising out of the Employment Agreement, this Agreement or otherwise on account of his employment or termination of employment with the Company and its Affiliates.

7. Restrictions.

(a) Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that was received by the

Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company or during his service as a consultant to the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

(b) Nonsolicitation of Employees and Clients. For the four year period that immediately follows the Termination Date (except for Section 7(b)(i), with respect to which this provision shall apply only for the two year period that immediately follows the Termination Date), the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, (i) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, (ii) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, and/or (iii) make known the names and addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such clients (other than in connection with the performance of the Executive’s duties under this Agreement.

(c) Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

(d) Definition of Company. For purposes of this Section 7, the term “Company” also shall include the Company’s Affiliates.

(e) Acknowledgment by Executive. The Executive acknowledges and confirms that (i) the restrictive covenants contained in this Section 7 are reasonably necessary to protect the legitimate business interests of the Company, and (ii) the restrictions contained in this Section 7 (including without limitation the length of the term of the provisions of this Section 7) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 7 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 7. The Executive further acknowledges that the restrictions contained in this Section 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

(f) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(g) Extension of Time. If the Executive shall be in violation of any provision of this Section 7, then each time limitation set forth in this Section 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 7 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

(h) Injunctive Relief. The covenants of the Executive set forth in this Section 7 are separate and independent covenants, for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are hereby acknowledged by the Executive, and which have been made by the Executive to induce the Company to enter into this Agreement. Each of the aforesaid covenants may be availed of, or relied upon, by the Company or any of its Affiliates in a court of competent jurisdiction for the basis of injunctive relief.

8. Resignations. Upon execution of this Agreement, the Executive hereby resigns all of his positions as an officer of the Company and as an officer and director, as applicable, of each of its Affiliates, effective on the Termination Date.

9. Return of Books, Records, Accounts, Credit Cards and Equipment. The Executive hereby acknowledges and agrees that all books, records, accounts, credit cards and equipment relating in any manner to the business of the Company and/or its Affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, are the exclusive property of the Company and shall be returned to the Company upon the Termination Date. Notwithstanding the foregoing, the Executive will be entitled to keep the equipment identified in Exhibit C.

10. No Charges Filed. Executive represents and warrants that he has not filed any claims or causes of action against the Company or any of its Affiliates, including but not limited to any charges of discrimination against the Company or its Affiliates, with any federal, state or local agency or court.

11. No Administrative Proceeding to be Filed. The Executive agrees not to institute an administrative proceeding or lawsuit against the Company or any of its Affiliates, and represents and warrants that, to the best of his knowledge, no other person or entity has initiated or is authorized to initiate such administrative proceedings or lawsuit on his behalf. Furthermore, the Executive agrees not to encourage any other person or suggest to any other person that he or she institute any legal action or claim against the Company or any of its Affiliates or any past or present shareholders, directors, officers or agents.

12. Non-Disparagement of Company or any of its Affiliates. The Executive agrees not to make any disparaging or negative comment to any other person or entity regarding (a) the Company or any of its Affiliates, (b) any of the owners, directors, officers, shareholders, members, employees, attorneys or agents of the Company or any of its Affiliates, (c) the working conditions at the Company or any of its Affiliates, or (d) the circumstances surrounding the Executive’s separation from the Company or any of its Affiliates.

13. Duty of Cooperation. The Executive agrees to cooperate with the Company and its attorneys in connection with any threatened or pending litigation against the Company or any of its Affiliates. The Executive agrees to make himself available upon reasonable notice to prepare for and appear at deposition or at trial in connection with any such matters. The Company shall reimburse the Executive for his reasonable out-of-pocket expenses for such activities. The time provided by the Executive in assisting the Company in connection with threatened or pending litigation shall be considered consulting services pursuant to Section 5 of this Agreement; provided, however, that in no event shall the Company give the Executive credit for or compensate the Executive for providing consulting services in connection with any testimony, whether at deposition or trial, or to the extent the Company reasonably determines that such credit or compensation is not allowed under applicable law. The Executive agrees to cooperate fully in effecting an orderly transition with regard to the termination of the Executive’s employment and the transition of his duties to other employees of the Company and its Affiliates.

14. Mutual General Releases.

(a) Release by Executive. The Executive, his personal representatives, heirs and assigns, first party, hereby releases, discharges and covenants not to sue the Company, its past and present shareholders, directors, officers, employees, partners and agents, subsidiary and affiliated entities and successors and assigns, second party, from and for any and all claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges and causes of action, both known or unknown, in law or in equity, of any kind whatsoever, which first party ever had, now has, or may have against second party, for, upon or by reason of any matter, cause or thing whatsoever, up to and including the date of this Agreement, including but not limited to any and all claims and causes of action arising out of or in connection with Executive’s employment with Company, any and all claims and causes of action under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Retirement Income Security Act (“ERISA”) and any other federal, state or local anti-discrimination law, statute or ordinance, and any lawsuit founded in tort, contract (oral, written or implied) or any other common law or equitable basis of action, but excluding any obligations of the Company under this Agreement or under that certain indemnification agreement by and between the Company and the Executive dated October 2, 1997 (the “Indemnification Agreement”).

(b) Release by Company. The Company, its past and present shareholders, directors, officers, employees, partners and agents, subsidiary and affiliated entities, and successors and assigns, first party, hereby releases, discharges, and covenants not to sue the Executive, his personal representatives, heirs and assigns, second party, from and for any and all claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges or causes of action, both known or unknown, in law or in equity, of any kind whatsoever, which first party ever had, now has, or may have against second party, for, upon or by reason of any matter, cause or thing whatsoever, up to and including the date of this Agreement, including any lawsuit founded in tort, contract (oral, written or implied) or any other common law on equitable basis of action, but excluding any obligations of the Executive under this Agreement and any actions of Executive for which he is not indemnified under the Indemnification Agreement.

15. Attorneys’ Fees. In the event that a legal action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its costs, including all attorneys fees.

16. Beneficiaries. Any payment to which Executive is entitled to under this Agreement shall, in the event of his death, be made to his surviving spouse or such other persons as Executive shall designate in writing to the Company from time to time. If no such beneficiaries survive Executive, such payments shall be made to Executive’s estate.

17. Severability. If any provision of this Agreement is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Agreement shall remain in full force and effect, provided that both parties may still effectively realize the complete benefit of the promises and considerations conferred hereby.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes in its entirety any and all agreements or communications, whether written or oral, previously made in connection with the matter herein. Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and executed by the parties hereto.

19. Construction. The parties acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

20. Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of law. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Broward County, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within 30 days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than 30 days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the non-prevailing party. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

21. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or five (5) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to: 1350 East Newport Center Drive, #201, Deerfield Beach, Florida 33442. Attention: Donald L. Smith, Jr., CEO, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address designated by the party by written notice in accordance with this provision.

22. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

23. Non-Admission of Liability. Neither this Agreement nor anything contained herein shall constitute or is to be construed as an admission by the Company or its Affiliates or the Executive as evidence of any liability, wrongdoing or unlawful conduct.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

25. Sufficient Time to Review. The Executive acknowledges and agrees that he has had sufficient time to review this Agreement and consult with anyone he chooses regarding this Agreement, that he has a right to consult with legal counsel regarding this Agreement and has been represented by counsel in connection with this Agreement, and that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company.

26. Right of Rescission. The Executive acknowledges and agrees that he has been given at least 21 days to review this Agreement. The Executive further warrants that he may use as much of or all of this 21-day period as he wishes before signing, and warrants that he has done so. The Executive further acknowledges and agrees that he has seven days from the date of the execution of this Agreement by all parties hereto within which to rescind this Agreement by providing notice in writing to the Company as provided herein, and that the Agreement is not effective until such seven days have expired without such notice being provided. The Executive further acknowledges that by this Agreement he is receiving consideration in addition to that to which he is already entitled. The Executive further acknowledges that this Agreement and the release contained herein satisfy all of the requirements for an effective release by the Executive of all age discrimination claims under ADEA.

27. Headings. The headings are for the convenience of the parties, and are not to be construed as terms or conditions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

DEVCON INTERNATIONAL CORP., a Florida corporation

By:	/s/ Donald L. Smith, Jr.
Name:	Donald L. Smith, Jr.
Title:	Chairman and Chief Executive Officer

EXECUTIVE:

By:	/s/ Jan A. Norelid
Jan A. Norelid

Exhibit A

Section 4(c) Benefits

Benefit	Company Cost if not continuing
1. Long-term disability insurance	$45.34 per month
2. Accident insurance	$14.08 per month
3. Life insurance policies:
Group life policy Term life insurance	$22.72 per month $868.40 per year
4. 401k Plan – 3.5% match of salary and bonus (paid on January 7, 2005)	$185,000 *3.5% * 2 = $12,950
5. Company car benefit	Continue existing car benefit until July 31, 2005. A $1,172 monthly allowance will be paid for the remainder of the Severance Period.

Exhibit B

Options

Grant Date	Expiration Date(1)	Plan ID	Grant Type	Options Granted	Options Price	Options Outstanding
10/02/1997	09/08/2007	1992SOP	Non-Qualified	30,000	$5.00	30,000
03/03/1998	03/03/2008	1992SOP	Non-Qualified	20,000	$3.625	20,000
04/06/1999	04/06/2009	1999SOP	ISO	57,000	$1.50	11,400
04/29/2002	04/29/2012	1999SOP	ISO	5,700	$5.85	5,700	(2)
12/23/2003	12/23/2013	1999SOP	ISO	20,000	$6.93	20,000	(2)

Optionee Total						87,100

[1]	All expiration dates accelerate upon the termination of employment.
[2]	Options to purchase 3,420 and 16,000 shares of common stock, par value $.10 per share (the “Common Stock”), at exercise prices of $5.85 and 6.93 per share, respectively, will vest pursuant to this Agreement. All other Options will have vested by the Termination Date.

A-1

Exhibit C

Executives Retained Equipment

ITEM	TAX VALUE
IBM Thinkpad T42	$1,157.00
Dell Dimension 2400/15” flat panel	380.00
Dell Computer	0.00